Exhibit (a)(30)

Gucci Group N.V.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)
(in millions)

	Fiscal Year Ended
	1st half	Jan 31	Jan 31	Jan 31	Jan 31	Jan 31
	2003	2003	2002(2)	2001(2)	2000(2)	1999
NET EARNINGS
Pre tax income/(loss)	€(20.7)	€241.0	€367.8	€420.0	€374.8	$238.0
Interest and debt expenses excluding hedges	20.7	38.4	46.9	36.6	5.2	0.2
Portion of rents deemed representative of interest factor(1)	19.0	37.7	34.1	26.8	15.8	9.1
	19.0	317.1	448.8	483.4	395.8	247.3
FIXED CHARGES
Interest and debt expenses excluded hedges	20.7	38.4	46.9	36.6	5.2	0.2
Portion of rents deemed representative of interest factor(1)	19.0	37.7	34.1	26.8	15.8	9.1
	39.7	76.1	81.0	63.4	21.0	9.3
RATIO OF EARNINGS TO FIXED CHARGES	0.5	4.2	5.5	7.6	18.8	26.6

(1)	Represents one-third of rental expense.
(2)	Euro amounts have been calculated using previously published US dollar amounts and applying the average Euro/US dollar exchange rate for the relevant period: 0.8908 Euro/US dollar in 2001, 0.9176 Euro/US dollar in 2000 and 1.0531 Euro/US dollar in 1999.

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